Exhibit 99.1

FOR IMMEDIATE RELEASE

Ironwood Pharmaceuticals Reports Fourth Quarter and Full Year 2023 Results; Achieves 2023 Financial Guidance

– LINZESS® (Iinaclotide) 2023 U.S. net sales of $1.1 billion, an increase of 7% year-over-year, driven by EUTRx prescription demand growth of 10% year-over-year –

– 2023 Ironwood revenue of $443 million, driven primarily by $430 million in U.S. LINZESS collaboration revenue –

– Continues to expect topline results from the STARS Phase III study of apraglutide in patients with short bowel syndrome with intestinal failure (SBS-IF) in March of 2024 –

BOSTON, Mass., February 15, 2024 — Ironwood Pharmaceuticals, Inc. (Nasdaq: IRWD), a GI-focused healthcare company, today reported its fourth quarter and full year 2023 results and recent business performance.

“In 2023, we made important progress toward realizing our vision to become the leading GI healthcare company in the industry,” said Tom McCourt, chief executive officer of Ironwood. “In its 11th year on market, LINZESS had another terrific year as the leading prescription treatment for adults with IBS-C or chronic idiopathic constipation, with prescription demand increasing a robust 10% year-over-year. In June of 2023, LINZESS received FDA approval for functional constipation in pediatric patients ages 6 to 17, becoming the first and only prescription therapy for this patient population. In addition, we strengthened our GI pipeline with the addition of apraglutide. We believe apraglutide has the potential to improve the standard of care for patients with short bowel syndrome dependent on parenteral support, if approved, as the only once-weekly GLP-2 therapy, and achieve $1 billion dollars in peak net sales. Looking ahead in 2024, we remain focused on maximizing LINZESS, advancing our GI pipeline and delivering sustained profits and cash flows. We are excited about the continued strong LINZESS performance and the key pipeline catalysts ahead of us, highlighted by the topline data from our STARS Phase 3 study expected in March and topline data from the ongoing Phase 2 study for CNP-104 expected in the third quarter, which we believe can propel Ironwood’s next phase of growth and create value for patients and shareholders in the years to come.”

Fourth Quarter and Full Year 2023 Financial Highlights1

(in thousands, except for per share amounts)

	Q4 2023	Q4 2022	FY 2023	FY 2022
Total revenues	$117,553	$107,199	$442,735	$410,596
Total operating expenses[2]	79,964	38,836	1,388,165	160,259
GAAP net income (loss)[2]	(1,745)	48,867	(1,031,559)	175,065
GAAP net income (loss) attributable to Ironwood Pharmaceuticals, Inc.[2]	(1,087)	-	(1,002,239)	-
GAAP net income (loss) attributable to Ironwood Pharmaceuticals, Inc. per share – basic	(0.01)	0.32	(6.45)	1.13
GAAP net income (loss) attributable to Ironwood Pharmaceuticals, Inc. per share – diluted	(0.01)	0.27	(6.45)	0.96
Adjusted EBITDA[2]	39,895	68,703	(884,820)	251,755
Non-GAAP net income (loss)[2]	39	48,885	(973,788)	174,883
Non-GAAP net income (loss) per share – basic	(0.00)	0.32	(6.27)	1.13
Non-GAAP net income (loss) per share – diluted	(0.00)	0.27	(6.27)	0.96

1.	Refer to the Reconciliation of GAAP Results to Non-GAAP Financial Measures table and to the Reconciliation of GAAP Net Income to Adjusted EBITDA table at the end of this press release. Refer to Non-GAAP Financial Measures for additional information.

2.	Figures presented for FY 2023 include a one-time charge of approximately $1.1 billion related to acquired in-process research and development from the acquisition of VectivBio in the second quarter of 2023.

Fourth Quarter and Full Year 2023 Corporate Highlights

U.S. LINZESS

•	Prescription Demand: Total LINZESS prescription demand in the fourth quarter of 2023 was 50 million LINZESS capsules, a 10% increase compared to the fourth quarter of 2022, per IQVIA. Total prescription demand was 191 million LINZESS capsules for the full year 2023, a 10% increase compared to the full year 2022, per IQVIA.

•	U.S. Brand Collaboration: LINZESS U.S. net sales are provided to Ironwood by its U.S. partner, AbbVie Inc. (“AbbVie”). LINZESS U.S. net sales were $274.4 million in the fourth quarter of 2023, a 5% increase compared to $260.3 million in the fourth quarter of 2022, and $1,073.2 million for the full year 2023, a 7% increase compared to $1,002.1 million for the full year 2022.

▪	Ironwood and AbbVie share equally in U.S. brand collaboration profits. See the LINZESS U.S. Commercial Collaboration table at the end of the press release.

–	LINZESS commercial margin was 77% in the fourth quarter of 2023, compared to 74% in the fourth quarter of 2022. LINZESS commercial margin was 73% for the full year in each of 2023 and 2022. See the U.S. LINZESS Full Brand Collaboration table below and at the end of this press release.

–	Net profit for the LINZESS U.S. brand collaboration, net of commercial and research and development (“R&D”) expenses, was $202.5 million in the fourth quarter of 2023, compared to $183.8 million in the fourth quarter of 2022. Net profit for the LINZESS U.S. brand collaboration, net of commercial and R&D expenses, was $749.9 million for the full year 2023, compared to $695.7 million for the full year 2022. See U.S. LINZESS Full Brand Collaboration table below and at the end of this press release.

•	Collaboration Revenue to Ironwood: Ironwood recorded $114.0 million in collaboration revenue in the fourth quarter of 2023 related to sales of LINZESS in the U.S., a 9% increase compared to $104.8 million for the fourth quarter of 2022. Ironwood recorded $430.5 million in collaboration revenue for the full year 2023, an 8% increase compared to $398.8 million in 2022. See U.S. LINZESS Commercial Collaboration table at the end of the press release.

U.S. LINZESS Full Brand Collaboration (in thousands, except for percentages)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
LINZESS U.S. net sales as reported by AbbVie	274,356	$260,327	1,073,210	$1,002,143
AbbVie & Ironwood commercial costs, expenses and other discounts	62,903	66,879	286,045	272,757
Commercial margin	77%	74%	73%	73%
AbbVie & Ironwood R&D Expenses	8,980	9,684	37,250	33,684
Total net profit on sales of LINZESS	202,473	183,764	749,915	695,702
Full brand margin	74%	71%	70%	69%

•	In January 2024, Ironwood announced publication in The Lancet Gastroenterology & Hepatology of new linaclotide Phase III data in children and adolescents aged 6-17 years with functional constipation. The data highlighted additional efficacy endpoints from the company’s pivotal Phase III trial, which formed the basis of the June 2023 U.S. Food and Drug Administration (FDA) approval of linaclotide for the treatment of functional constipation in this population. Additional details can be found here.

•	In October 2023, Ironwood presented new data at the 2023 North American Society for Pediatric Gastroenterology, Hepatology & Nutrition (NASPGHAN) Annual Meeting reinforcing the impact of linaclotide on functional constipation in children and adolescents ages 6-17 years-old. The data demonstrated that linaclotide reduces the need for rescue medications in this patient population and further characterized the efficacy and safety profile of linaclotide as the only FDA-approved prescription therapy for this population. Additional details can be found here.

Pipeline Updates

Apraglutide

•	Ironwood is advancing apraglutide, a next-generation, synthetic glucagon-like peptide-2 (“GLP-2”) analog for short bowel syndrome with intestinal failure (“SBS-IF”), a severe malabsorptive condition. Ironwood believes apraglutide has the potential to be the new standard of care for the treatment of short bowel syndrome dependent on parenteral support, also known as short bowel syndrome with intestinal failure, based on its potency and pharmacologic properties. Ironwood is conducting a Phase III clinical trial, STARS, designed to evaluate clinical benefit for both SBS-IF stoma and colon-in-continuity (“CIC”) patients with the unique convenience of weekly dosing. Topline results are expected in March of 2024.

•	In October 2023, Ironwood presented positive final data from the company’s Phase II STARS Nutrition program during United European Gastroenterology (UEG) Week. This multicenter, open-label study of nine patients was designed to evaluate the safety, pharmacokinetics, and efficacy of apraglutide on intestinal absorption in adult patients who have SBS-IF and CIC. Additional details can be found here.

•	Ironwood is also conducting an exploratory Phase II clinical trial, STARGAZE, to evaluate apraglutide in patients with steroid-refractory acute Graft versus Host Disease (aGvHD), a life-threatening condition that occurs when immune cells from the donor attack a recipient’s healthy cells after an allogeneic hematopoietic stem cell transplant. Enrollment is completed and data is expected for the STARGAZE Phase II clinical trial in the first quarter of 2024.

CNP-104

•	Ironwood has a collaboration and license option agreement with COUR Pharmaceuticals Development Company, Inc. (“COUR”). This agreement grants Ironwood an option to acquire an exclusive license to research, develop, manufacture and commercialize, in the U.S., products containing CNP-104 (“CNP-104”), a tolerizing immune modifying nanoparticle, for the treatment of primary biliary cholangitis (“PBC”), a rare autoimmune disease targeting the liver. If successful, CNP-104 has the potential to be the first approved disease modifying therapy for PBC.

•	COUR is currently conducting a clinical study with CNP-104 evaluating the safety, tolerability, pharmacodynamic effects and efficacy of CNP-104 in PBC patients, with topline data expected in the third quarter of 2024.

IW-3300

•	Ironwood is currently advancing IW-3300, a guanylate cyclase-C agonist being developed for the potential treatment of visceral pain conditions, such as interstitial cystitis / bladder pain syndrome (“IC/BPS”) and endometriosis. Ironwood is continuing the Phase II proof of concept study in IC/BPS.

Fourth Quarter and Full Year 2023 Financial Results

•	Total Revenues. Total revenues in the fourth quarter of 2023 were $117.6 million, compared to $107.2 million in the fourth quarter of 2022. Total revenues for the full year 2023 were $442.7 million, compared to $410.6 million for the full year 2022.

–	Total revenues in the fourth quarter of 2023 consisted of $114.0 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S. and $3.6 million in royalties and other revenue. Total revenues in the fourth quarter of 2022 consisted of $104.8 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S. and $2.4 million in royalties and other revenue.

–	Total revenues for the full year 2023 consisted of $430.5 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S., and $12.2 million in royalties and other revenue. Total revenues for the full year 2022 consisted of $398.8 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S., and $11.8 million in royalties and other revenue.

•	Operating Expenses. Operating expenses in the fourth quarter of 2023 were $80.0 million, compared to $38.8 million in the fourth quarter of 2022. Operating expenses for the full year 2023 were $1,388.2 million, compared to $160.3 million for the full year 2022.

–	Operating expenses in the fourth quarter of 2023 consisted of $38.7 million in selling, general and administrative (“SG&A”) expenses, $35.7 million in R&D expenses, $5.0 million in acquired in-process research and development as well as $0.6 million in restructuring expenses. Operating expenses in the fourth quarter of 2022 consisted of $28.4 million in SG&A expenses and $10.4 million in R&D expenses.

–	Operating expenses for the full year 2023 consisted primarily of approximately $1.1 billion in acquired in-process research and development relating to the acquisition of VectivBio, $158.3 million in SG&A expenses, $116.1 million in R&D expenses and $18.3 million in restructuring expenses. Operating expenses for the full year 2022 consisted primarily of $116.0 million in SG&A expenses, and $44.3 million in R&D expenses.

•	Interest Expense and Other Financing Costs. Interest expense was $8.4 million in the fourth quarter of 2023 and $21.6 million for the full year 2023, in connection with Ironwood’s convertible senior notes and revolving credit facility. Interest expense recorded in the fourth quarter of 2023 included $7.6 million in cash expense and $0.6 million in non-cash expense. Interest expense recorded for the full year 2023 included $19.3 million in cash expense and $2.1 million in non-cash expense.

–	Interest expense was $1.5 million in the fourth quarter of 2022 and $7.6 million for the full year 2022, in connection with Ironwood’s convertible senior notes. Interest expense recorded in the fourth quarter of 2022 included $1.1 million in cash expense and $0.4 million in non-cash expense. Interest expense recorded for the full year 2022 included $5.7 million in cash expense and $1.9 million in non-cash expense.

•	Interest and Investment Income. Interest and investment income was $1.2 million in the fourth quarter of 2023 and $19.0 million for the full year 2023.

–	Interest and investment income was $5.4 million in the fourth quarter of 2022 and $9.5 million for the full year 2022.

•	Gain (Loss) on Derivatives. Ironwood recorded a loss on derivatives of an insignificant amount in the fourth quarter of 2022, as a result of the change in fair value of its note hedge warrants. For the full year 2022, Ironwood recorded a gain on derivatives of $0.2 million. Ironwood’s note hedge warrants terminated unexercised upon expiration in April 2023.

•	Income Tax Expense. Ironwood recorded $32.1 million of income tax expense in the fourth quarter of 2023, and $83.5 million of income tax expense for the full year of 2023, the majority of which was non-cash, as Ironwood continues to utilize net operating losses to offset taxable income for federal purposes and in many states. Ironwood recorded $23.4 million of income tax expense in the fourth quarter of 2022 and $77.4 million of income tax expense for the full year of 2022, the majority of which was non-cash, as Ironwood continued to utilize net operating losses to offset taxable income for federal purposes and in many states.

•	GAAP Net Income (Loss) Attributable to Ironwood. GAAP net loss was $1.1 million, or ($0.01) per share (basic and diluted), in the fourth quarter of 2023 compared to GAAP net income of $48.9 million, or $0.32 per share (basic) and $0.27 per share (diluted), in the fourth quarter of 2022. GAAP net loss for the full year 2023 was $1.0 billion, or ($6.45) per share (basic and diluted), compared to GAAP net income of $175.1 million, or $1.13 per share (basic) and $0.96 per share (diluted), for the full year 2022.

•	Non-GAAP Net Income (Loss). Non-GAAP net income was an insignificant amount, or ($0.00) per share (basic and diluted), in the fourth quarter of 2023, compared to non-GAAP net income of $48.9 million, or $0.32 per share (basic) and $0.27 per share (diluted), in the fourth quarter of 2022. Non-GAAP net loss for the full year 2023 was $973.8 million, or ($6.27) per share (basic and diluted), compared to non-GAAP net income of $174.9 million, or $1.13 per share (basic) and $0.96 per share (diluted), for the full year 2022.

–	Non-GAAP net income excludes the impact of mark-to-market adjustments on the derivatives related to Ironwood’s 2022 Convertible Notes, amortization of acquired intangible assets, restructuring expenses and acquisition-related costs, all net of tax effect. See Non-GAAP Financial Measures below.

•	Adjusted EBITDA. Adjusted EBITDA was $39.9 million in the fourth quarter of 2023, compared to $68.7 million in the fourth quarter of 2022. For the full year 2023, adjusted EBITDA was ($884.8) million, compared to $251.8 million for the full year 2022.

–	Adjusted EBITDA is calculated by subtracting mark-to-market adjustments on derivatives related to Ironwood’s 2022 Convertible Notes, restructuring expenses, net interest expense, income taxes, depreciation and amortization, and acquisition-related costs, from GAAP net income. See Non-GAAP Financial Measures below.

•	Cash Flow Highlights. Ironwood ended 2023 with $92.2 million of cash and cash equivalents, compared to $656.2 million of cash and cash equivalents at the end of 2022.

–	In the fourth quarter of 2023 and in the full year of 2023, Ironwood repaid $25.0 million and $100.0 million, respectively, of the outstanding principal balance on its revolving credit facility used to partially finance the VectivBio acquisition. The outstanding principal balance on the revolving credit facility was $300.0 million as of December 31, 2023.

–	Ironwood generated $35.8 million in cash from operations in the fourth quarter of 2023, compared to $79.2 million in cash from operations in the fourth quarter of 2022. Ironwood generated $183.4 million in cash from operations for the full year 2023, compared to $273.8 million for the full year 2022.

•	Ironwood 2024 Financial Guidance. In 2024, Ironwood continues to expect:

2024 Guidance
U.S. LINZESS Net Sales Growth	Low-single digits %
Total Revenue	$435 to $455 million
Adjusted EBITDA[1]	>$150 million Excludes potential CNP-104 option exercise

1 Adjusted EBITDA is calculated by subtracting restructuring expenses, net interest expense, income taxes, depreciation and amortization, and acquisition-related costs from GAAP net income. For purposes of the 2024 guidance, Ironwood has assumed it will not incur material expenses related to business development activities in 2024 and excludes any costs associated with potential CNP-104 option exercise. Ironwood does not provide guidance on GAAP net income or a reconciliation of expected adjusted EBITDA to expected GAAP net income because, without unreasonable efforts, it is unable to predict with reasonable certainty the non-GAAP adjustments used to calculate adjusted EBITDA. These adjustments are uncertain, depend on various factors and could have a material impact on GAAP net income for the guidance period. Management believes this non-GAAP information is useful for investors, taken in conjunction with Ironwood’s GAAP financial statements, because it provides greater transparency and period-over-period comparability with respect to Ironwood’s operating performance. These measures are also used by management to assess the performance of the business. Investors should consider these non-GAAP measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies.

Non-GAAP Financial Measures

Ironwood presents non-GAAP net income and non-GAAP net income per share to exclude the impact, net of tax effects, of net gains and losses on derivatives related to Ironwood’s 2022 Convertible Notes that are required to be marked-to-market, amortization of acquired intangible assets, restructuring expenses, and acquisition-related costs. Non-GAAP adjustments are further detailed below:

•	The gains and losses on the derivatives related to Ironwood’s 2022 Convertible Notes were highly variable, difficult to predict and of a size that could have a substantial impact on the company’s reported results of operations in any given period.

•	Amortization of acquired intangible assets are non-cash expenses arising in connection with the acquisition of VectivBio and are considered to be non-recurring.

•	Restructuring expenses are considered to be a non-recurring event as they are associated with distinct operational decisions. Included in restructuring expenses are costs associated with exit and disposal activities.

•	Acquisition-related costs in connection with the acquisition of VectivBio are considered to be non-recurring and include direct and incremental costs associated with the acquisition and integration of VectivBio to the extent such costs were not classified as capitalizable transaction costs attributed to the cost of net assets acquired through acquisition accounting.

Ironwood also presents adjusted EBITDA, a non-GAAP measure, as well as guidance on adjusted EBITDA. Adjusted EBITDA is calculated by subtracting mark-to-market adjustments on derivatives related to Ironwood’s 2022 Convertible Notes, restructuring expenses, net interest expense, income taxes, depreciation and amortization, and acquisition-related costs from GAAP net income. The adjustments are made on a similar basis as described above related to non-GAAP net income, as applicable.

Management believes this non-GAAP information is useful for investors, taken in conjunction with Ironwood’s GAAP financial statements, because it provides greater transparency and period-over-period comparability with respect to Ironwood’s operating performance. These measures are also used by management to assess the performance of the business. Investors should consider these non-GAAP measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. For a reconciliation of non-GAAP net income and non-GAAP net income per share to GAAP net income and GAAP net income per share, respectively, and for a reconciliation of adjusted EBITDA to GAAP net income, please refer to the tables at the end of this press release.

Ironwood does not provide guidance on GAAP net income or a reconciliation of expected adjusted EBITDA to expected GAAP net income because, without unreasonable efforts, it is unable to predict with reasonable certainty the non-GAAP adjustments used to calculate adjusted EBITDA. These adjustments are uncertain, depend on various factors and could have a material impact on GAAP net income for the guidance period.

Conference Call Information

Ironwood will host a conference call and webcast at 8:30 a.m. Eastern Time on Thursday, February 15, 2024 to discuss its fourth quarter and full year 2023 results and recent business activities. Individuals interested in participating in the call should dial +1 (888) 596-4144 (U.S. and Canada) or (647) 495-7514 (international) using conference ID number and event passcode 1057375. To access the webcast, please visit the Investors section of Ironwood’s website at www.ironwoodpharma.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required. The call will be available for replay via telephone starting at approximately 11:30 a.m. Eastern Time on February 15, 2024, running through 11:59 p.m. Eastern Time on February 29, 2024. To listen to the replay, dial (800) 770-2030 (U.S. and Canada) or (647) 362-9199 (international) using conference ID number 1057375. The archived webcast will be available on Ironwood’s website for 1 year beginning approximately one hour after the call has completed.

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (Nasdaq: IRWD), an S&P SmallCap 600® company, is a leading gastrointestinal (GI) healthcare company on a mission to advance the treatment of GI diseases and redefine the standard of care for GI patients. We are pioneers in the development of LINZESS® (linaclotide), the U.S. branded prescription market leader for adults with irritable bowel syndrome with constipation (IBS-C) or chronic idiopathic constipation (CIC). LINZESS is also approved for the treatment of functional constipation in pediatric patients ages 6-17 years-old. Ironwood is also advancing apraglutide, a next-generation, long-acting synthetic GLP-2 analog being developed for rare gastrointestinal diseases, including short bowel syndrome with intestinal failure (SBS-IF) as well as several earlier stage assets. Building upon our history of GI innovation, we keep patients at the heart of our R&D and commercialization efforts to reduce the burden of GI diseases and address significant unmet needs.

Founded in 1998, Ironwood Pharmaceuticals is headquartered in Boston, Massachusetts, and has an additional site in Basel, Switzerland.

We routinely post information that may be important to investors on our website at www.ironwoodpharma.com. In addition, follow us on X and on LinkedIn.

About LINZESS (Linaclotide)

LINZESS® is the #1 prescribed brand in the U.S. for the treatment of adult patients with irritable bowel syndrome with constipation (“IBS-C”) or chronic idiopathic constipation (“CIC”), based on IQVIA data.

LINZESS is a once-daily capsule that helps relieve the abdominal pain, constipation, and overall abdominal symptoms of bloating, discomfort and pain associated with IBS-C, as well as the constipation, infrequent stools, hard stools, straining, and incomplete evacuation associated with CIC. LINZESS relieves constipation in children and adolescents aged 6 to 17 years with functional constipation. The recommended dose is 290 mcg for IBS-C patients and 145 mcg for CIC patients, with a 72 mcg dose approved for use in CIC depending on individual patient presentation or tolerability. In children with functional constipation aged 6 to 17 years, the recommended dose is 72 mcg.

LINZESS is not a laxative; it is the first medicine approved by the FDA in a class called GC-C agonists. LINZESS contains a peptide called linaclotide that activates the GC-C receptor in the intestine. Activation of GC-C is thought to result in increased intestinal fluid secretion and accelerated transit and a decrease in the activity of pain-sensing nerves in the intestine. The clinical relevance of the effect on pain fibers, which is based on nonclinical studies, has not been established.

In the United States, Ironwood and AbbVie co-develop and co-commercialize LINZESS for the treatment of adults with IBS-C or CIC. In Europe, AbbVie markets linaclotide under the brand name CONSTELLA® for the treatment of adults with moderate to severe IBS-C. In Japan, Ironwood's partner, Astellas, markets linaclotide under the brand name LINZESS for the treatment of adults with IBS-C or CIC. Ironwood also has partnered with AstraZeneca for development and commercialization of LINZESS in China, and with AbbVie for development and commercialization of linaclotide in all other territories worldwide.

LINZESS Important Safety Information

INDICATIONS AND USAGE

LINZESS® (linaclotide) is indicated for the treatment of both irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC) in adults and functional constipation (FC) in children and adolescents 6 to 17 years of age. It is not known if LINZESS is safe and effective in children with FC less than 6 years of age or in children with IBS-C less than 18 years of age.

IMPORTANT SAFETY INFORMATION

WARNING: RISK OF SERIOUS DEHYDRATION IN PEDIATRIC PATIENTS LESS THAN 2 YEARS OF AGE

LINZESS is contraindicated in patients less than 2 years of age. In nonclinical studies in neonatal mice, administration of a single, clinically relevant adult oral dose of linaclotide caused deaths due to dehydration.

Contraindications

•	LINZESS is contraindicated in patients less than 2 years of age due to the risk of serious dehydration.
•	LINZESS is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

Warnings and Precautions

•	LINZESS is contraindicated in patients less than 2 years of age. In neonatal mice, linaclotide increased fluid secretion as a consequence of age-dependent elevated guanylate cyclase (GC-C) agonism, which was associated with increased mortality within the first 24 hours due to dehydration. There was no age dependent trend in GC-C intestinal expression in a clinical study of children 2 to less than 18 years of age; however, there are insufficient data available on GC-C intestinal expression in children less than 2 years of age to assess the risk of developing diarrhea and its potentially serious consequences in these patients.

Diarrhea

•	In adults, diarrhea was the most common adverse reaction in LINZESS-treated patients in the pooled IBS-C and CIC double-blind placebo-controlled trials. The incidence of diarrhea was similar in the IBS-C and CIC populations. Severe diarrhea was reported in 2% of 145 mcg and 290 mcg LINZESS-treated patients and in <1% of 72 mcg LINZESS-treated CIC patients.

•	In children and adolescents 6 to 17 years of age, diarrhea was the most common adverse reaction in 72 mcg LINZESS-treated patients in the FC double-blind placebo-controlled trial. Severe diarrhea was reported in <1% of 72 mcg LINZESS treated patients. If severe diarrhea occurs, dosing should be suspended and the patient rehydrated.

Common Adverse Reactions (incidence ≥2% and greater than placebo)

•	In IBS-C or CIC adult patients: diarrhea, abdominal pain, flatulence, and abdominal distension.

•	In FC pediatric patients: diarrhea.

Please see full Prescribing Information including Boxed Warning:

https://www.rxabbvie.com/pdf/linzess_pi.pdf

LINZESS® and CONSTELLA® are registered trademarks of Ironwood Pharmaceuticals, Inc. Any other trademarks referred to in this press release are the property of their respective owners. All rights reserved.

Forward-Looking Statements

This press release contains forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, including statements about Ironwood’s ability to execute on its mission; Ironwood’s strategy, business, financial position and operations; Ironwood’s ability to drive growth and profitability; the commercial potential of LINZESS; our financial performance and results, and guidance and expectations related thereto; LINZESS prescription demand growth, LINZESS U.S. net sales growth, total revenue and adjusted EBITDA in 2024; the commercial potential of apraglutide, including its peak sales potential; Ironwood’s anticipation of reaching new clinical development milestones in 2024 and the timing of data related thereto, and the belief that Ironwood is positioned well for long term growth. These forward-looking statements speak only as of the date of this press release, and Ironwood undertakes no obligation to update these forward-looking statements. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include those related to the effectiveness of development and commercialization efforts by us and our partners; preclinical and clinical development, manufacturing and formulation development of linaclotide, apraglutide, CNP-104, IW-3300, and our product candidates; the risk of uncertainty relating to pricing and reimbursement policies in the U.S., which, if not favorable for our products, could hinder or prevent our products’ commercial success; the risk that clinical programs and studies, including for apraglutide, IW-3300 and CNP-104, may not progress or develop as anticipated, including that studies are delayed or discontinued for any reason, such as safety, tolerability, enrollment, manufacturing, economic or other reasons; the risk that findings from our completed nonclinical and clinical studies may not be replicated in later studies; the risk of competition or that new products may emerge that provide different or better alternatives for treatment of the conditions that our products are approved to treat; the risk that we are unable to execute on our strategy to in-license externally developed products or product candidates; the risk that we are unable to successfully partner with other companies to develop and commercialize products or product candidates; the risk that healthcare reform and other governmental and private payor initiatives may have an adverse effect upon or prevent our products’ or product candidates’ commercial success; the efficacy, safety and tolerability of linaclotide and our product candidates; the risk that the commercial and therapeutic opportunities for LINZESS or our product candidates are not as we expect; decisions by regulatory and judicial authorities; the risk we may never get additional patent protection for linaclotide and other product candidates, that patents for linaclotide or other products may not provide adequate protection from competition, or that we are not able to successfully protect such patents; the risk that we are unable to manage our expenses or cash use, or are unable to commercialize our products as expected; the risk that the development of any of our linaclotide pediatric programs, apraglutide, CNP-104 and/or IW-3300 are not successful or that any of our product candidates does not receive regulatory approval or is not successfully commercialized; outcomes in legal proceedings to protect or enforce the patents relating to our products and product candidates, including abbreviated new drug application litigation; the risk that financial and operating results may differ from our projections; developments in the intellectual property landscape; challenges from and rights of competitors or potential competitors; the risk that our planned investments do not have the anticipated effect on our company revenues; developments in accounting guidance or practice; Ironwood’s or AbbVie’s accounting practices, including reporting and settlement practices as between Ironwood and AbbVie; the risk that we are unable to manage our expenses or cash use, or are unable to commercialize our products as expected; the risk that our indebtedness could adversely affect our financial condition or restrict our future operations; and the risks listed under the heading “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2022, in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2023 and September 30, 2023, and in our subsequent Securities and Exchange Commission filings.

Investors:

Greg Martini, 617-374-5230

gmartini@ironwoodpharma.com

Matt Roache, 617-621-8395

mroache@ironwoodpharma.com

Media:

Beth Calitri, 978-417-2031

bcalitri@ironwoodpharma.com

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	December 31, 2023	December 31, 2022
Assets
Cash and cash equivalents	$92,154	$656,203
Accounts receivable, net	129,122	115,458
Prepaid expenses and other current assets	12,012	7,715
Restricted cash	-	1,250
Total current assets	233,288	780,626
Restricted cash, net of current portion	-	485
Accounts receivable, net of current portion	-	14,589
Property and equipment, net	5,585	6,288
Operating lease right-of-use assets	12,586	14,023
Intangible assets, net	3,682	-
Deferred tax assets	212,324	283,661
Other assets	3,608	847
Total assets	$471,073	$1,100,519
Liabilities and Stockholders’ Equity
Accounts payable	$7,830	$483
Accrued research and development costs	21,331	5,258
Accrued expenses and other current liabilities	44,254	16,700
Current portion of operating lease liabilities	3,126	3,065
Current portion on convertible senior notes	199,560	-
Note hedge warrants	-	19
Total current liabilities	276,101	25,525
Operating lease liabilities, net of current portion	14,543	16,599
Convertible senior notes, net of current portion	198,309	396,251
Revolving credit facility	300,000	-
Other liabilities	28,415	9,766
Total stockholders’ equity (deficit)	(346,295)	652,378
Total liabilities and stockholders’ equity (deficit)	$471,073	$1,100,519

Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Revenues
Collaborative arrangements revenue	$117,553	$107,199	$442,735	$410,596
Total revenues	117,553	107,199	442,735	410,596
Operating expenses:
Research and development	35,676	10,446	116,085	44,265
Selling, general and administrative	38,667	28,390	158,314	115,994
Restructuring expenses	621	-	18,317	-
Acquired in-process research and development	5,000	-	1,095,449	-
Total operating expenses	79,964	38,836	1,388,165	160,259
Income (loss) from operations	37,589	68,363	(945,430)	250,337
Other income (expense):
Interest expense and other financing costs	(8,423)	(1,526)	(21,629)	(7,598)
Interest and investment income	1,194	5,446	18,971	9,501
Gain on derivatives	-	(18)	19	182
Other income (expense), net	(7,229)	3,902	(2,639)	2,085
Income (loss) before income taxes	30,360	72,265	(948,069)	252,422
Income tax expense	(32,105)	(23,398)	(83,490)	(77,357)
GAAP net income (loss)	(1,745)	48,867	(1,031,559)	175,065

Less: GAAP net income (loss) attributable to noncontrolling interests	(658)	-	(29,320)	-
GAAP net income (loss) attributable to Ironwood Pharmaceuticals, Inc.	$(1,087)	$48,867	$(1,002,239)	$175,065

GAAP net income (loss) attributable to Ironwood Pharmaceuticals, Inc. per share—basic	$(0.01)	$0.32	$(6.45)	$1.13

GAAP net income (loss) attributable to Ironwood Pharmaceuticals, Inc. per share—diluted	$(0.01)	$0.27	$(6.45)	$0.96

Reconciliation of GAAP Results to Non-GAAP Financial Measures

(In thousands, except per share amounts) (unaudited)

A reconciliation between net income (loss) on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
GAAP net income (loss)[1]	$(1,745)	$48,867	$(1,031,559)	$175,065
Adjustments:
Mark-to-market adjustments on the derivatives related to convertible notes, net	-	18	(19)	(182)
Amortization of acquired intangible assets	207	-	418	-
Restructuring expenses	621	-	18,317	-
Acquisition-related costs	1,173	-	40,718	-
Tax effect of adjustments	(217)	-	(1,663)	-
Non-GAAP net income (loss)[1]	$39	$48,885	$(973,788)	$174,883

A reconciliation between basic net income (loss) per share on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
GAAP net income (loss) attributable to Ironwood Pharmaceuticals, Inc. per share – basic	$(0.01)	$0.32	$(6.45)	$1.13

Plus: GAAP net income (loss) attributable to noncontrolling interests – basic	(0.00)	-	(0.19)	-

Adjustments to GAAP net income (loss) per share (as detailed above)	0.01	-	0.37	-
Non-GAAP net income (loss) per share – basic	$(0.00)	$0.32	$(6.27)	$1.13

Weighted average number of common shares used to calculate net income (loss) per share — basic	156,014	153,337	155,435	154,366

A reconciliation between diluted net income (loss) per share on a GAAP basis and on a non-GAAP basis is as follows:

1 GAAP and non-GAAP net loss for twelve months ended December 31, 2023 include a one-time charge of approximately $1.1 billion related to acquired in-process research and development from the acquisition of VectivBio in the second quarter of 2023.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
GAAP net income (loss) attributable to Ironwood Pharmaceuticals, Inc. per share – diluted	$(0.01)	$0.27	$(6.45)	$0.96

Plus: GAAP net income (loss) attributable to noncontrolling interests – diluted	(0.00)	-	(0.19)	-

Adjustments to GAAP net income (loss) per share (as detailed above)	0.01	-	0.37	-
Non-GAAP net income (loss) per share – diluted	$(0.00)	$0.27	$(6.27)	$0.96

Weighted average number of common shares used to calculate net income (loss) per share — diluted	156,014	185,188	155,435	186,312

Reconciliation of GAAP Net Income to Adjusted EBITDA

(In thousands)

(unaudited)

A reconciliation of GAAP net income (loss) to adjusted EBITDA:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
GAAP net income (loss)[1]	$(1,745)	$48,867	$(1,031,559)	$175,065
Adjustments:
Mark-to-market adjustments on the derivatives related to convertible notes, net	-	18	(19)	(182)
Restructuring expenses	621	-	18,317	-
Interest expense	8,423	1,526	21,629	7,598
Interest and investment income	(1,194)	(5,446)	(18,971)	(9,501)
Income tax expense	32,105	23,398	83,490	77,357
Depreciation and amortization	512	340	1,575	1,418
Acquisition-related costs	1,173		40,718
Adjusted EBITDA[1]	$39,895	$68,703	$(884,820)	$251,755

1 GAAP net loss and adjusted EBITDA for twelve months ended December 31, 2023 includes a one-time charge of approximately $1.1 billion related to acquired in-process research and development from the acquisition of VectivBio in the second quarter of 2023.

U.S. LINZESS Commercial Collaboration1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
LINZESS U.S. net sales as reported by AbbVie[2]	$274,356	$260,327	$1,073,210	$1,002,143
AbbVie & Ironwood commercial costs, expenses and other discounts[3]	62,903	66,879	286,045	272,757
Commercial profit on sales of LINZESS	$211,453	$193,448	$787,165	$729,386
Commercial Margin[4]	77%	74%	73%	73%

Ironwood’s share of net profit	105,727	96,724	393,583	364,693
Reimbursement for Ironwood’s commercial expenses	8,260	8,048	36,875	34,074
Ironwood’s collaborative arrangement revenue	$113,987	$104,772	$430,458	$398,767

1 Ironwood collaborates with AbbVie on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of Ironwood’s share of net profit (loss) generated from the sales of LINZESS in the U.S. and Ironwood’s collaboration revenue/expense; however, the table does not present the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement. Please refer to the table at the end of this press release for net profit for the U.S. LINZESS brand collaboration with AbbVie.

2 LINZESS net sales are recognized using AbbVie’s revenue recognition accounting policies and reporting conventions. As a result, certain rebates and discounts are classified as LINZESS U.S. commercial costs, expenses and other discounts within Ironwood’s calculation of collaborative arrangements revenue.

3 Includes certain discounts recognized and cost of goods sold incurred by AbbVie; also includes commercial costs incurred by AbbVie and Ironwood that are attributable to the cost-sharing arrangement between the parties.

4 Commercial margin is defined as commercial profit on sales of LINZESS as a percent of total LINZESS U.S. net sales.

US LINZESS Full Brand Collaboration1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
LINZESS U.S. net sales as reported by AbbVie[2]	$274,356	$260,327	$1,073,210	$1,002,143
AbbVie & Ironwood commercial costs, expenses and other discounts[3]	62,903	66,879	286,045	272,757
AbbVie & Ironwood R&D Expenses[4]	8,980	9,684	37,250	33,684
Total net profit on sales of LINZESS	$202,473	$183,764	$749,915	$695,702

1 Ironwood collaborates with AbbVie on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of the total net profit (loss) generated from the sales of LINZESS in the U.S., including the commercial costs and expenses and the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement.

2 LINZESS net sales are recognized using AbbVie’s revenue recognition accounting policies and reporting conventions. As a result, certain rebates and discounts are classified as LINZESS U.S. commercial costs, expenses and other discounts within Ironwood’s calculation of collaborative arrangements revenue.

3 Includes certain discounts recognized and cost of goods sold incurred by AbbVie; also includes commercial costs incurred by AbbVie and Ironwood that are attributable to the cost-sharing arrangement between the parties.

4 R&D expenses related to LINZESS in the U.S. are shared equally between Ironwood and AbbVie under the collaboration agreement.